Exhibit 99.1

LRAD

May 7, 2019

4:30 p.m. EST

OPERATOR: This is conference #: 050719lrad

Good day, ladies and gentlemen, and thank you for joining us for this LRAD Fiscal Second Quarter 2019 Financial Results conference call.

As a reminder, today’s meeting is being recorded, and all participants have been placed in a listen-only mode, which you will have an opportunity to ask questions after today’s prepared remarks. If you require telephone assistance during today’s meeting, simply press star and zero on your telephone keypad.

And now to get it started with opening remarks and introductions, I am pleased to turn the floor to your host, Mr. Brian Harvey. Mr. Harvey, please go ahead, sir.

BRIAN HARVEY: Thank you, (Jim).  Good afternoon everyone and welcome to LRAD Corporation’s fiscal second quarter 2019 financial results conference call. I'm Brian Harvey, Director of Capital Markets and Investor Relations for LRAD.

On the call with me this afternoon are Dennis Klahn, LRAD’s Chief Financial Officer; and LRAD’s Chief Executive Officer, Richard Danforth.

In just a moment, Mr. Klahn will open today’s call with a recap of our fiscal second quarter 2019 financial results. Mr. Danforth will then provide an update on our business. Afterwards, we will open the call to questions.

But before I turn the call over to Dennis, I would like to take this opportunity to remind you that during the course of this call, management will make forward-looking statements. Other than statements of historical facts, statement made during this call that are forward-looking statements are based on our current expectations.

During this call, we may discuss the company’s plans, expectations, outlook, or forecast for future performance. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially from the views expressed today.

For more information regarding potential risks and uncertainties, please refer to the risk factor section of the company’s Form 10-K for the fiscal year ended September 30, 2018.

LRAD Corporation disclaimed any intent or obligation to update those forward-looking statements except as otherwise specifically stated. We may also discuss non-GAAP operational metrics of bookings and backlog which we believe provides helpful information to investors with respect to evaluating the company’s performance.

We consider bookings and backlogs leading indicators of future revenues and use these metrics to support production planning.

Bookings is an internal operational metric that measures the total dollar value of customer purchase orders executed in a given period, regardless of the timing of those related revenue recognition.

Backlog is a measure of purchase orders received that have not been shipped but are planned to ship within the next 12 months.

With that, I’d like to now turn the call over to LRAD’s Chief Financial Officer, Dennis Klahn.

DENNIS KLAHN: Thank you, Brian, and good afternoon to everyone on the call.

LRAD’s second fiscal quarter of 2019 was another strong quarter with $10.2 million of revenue, up 30 percent increase over the $7.9 million recorded in the second fiscal quarter of 2018.

Gross profit for this second quarter of 2019 was $5.2 million, or 51 percent of revenues, compared to $4 or 51 percent of revenues for the second quarter the prior fiscal year quarter.

Operating expenses in this year’s second quarter were $3.8 million, an increase of $323,000 or only 9 percent over the second fiscal quarter of 2018. This is primarily due to higher R&D expenditures for increased investment in the development of software and hardware products.

Pre-tax income in the quarter was $1.5 million, an increase of $834,000 or 135 percent, compared to the $619,000 of pre-tax income in the prior year period.

LRAD generated $1.2 million of net income or $.04 cents per share in the second quarter of fiscal 2019, compared to net income of $461,000 or a penny per share in the prior year quarter.

In the second quarter of this fiscal year, cash provided by operations was $4.2 million, compared to $1.1 million in the prior year quarter.

For the first six months of fiscal 2019, cash used in operations was $884,000 compared to $2.9 million provided by operations in the similar period in 2018.

The balance sheet remains strong. Cash and cash equivalents of March 31, 2019 was $7.7 million compared to $11.1 million at September 30, 2018.

The $3.3 million decrease in cash and cash equivalents was due to increased working capital requirements to support increased year to date sales and expected sales in the remainder of fiscal 2019. In addition, we used $2.2 million for the repurchase of LRAD’s stock.

Working capital of March 31, 2019 increased $1 million to $22.1 million, compared to September 30, 2018.

With that, I would like to turn the call over to Richard.

RICHARD DANFORTH: Thanks Dennis, and good afternoon to everyone.

We follow our record fiscal first quarter revenues with another $10.2 million quarter, a 30 percent increase over revenues reported in fiscal Q2 of 2018.

The fiscal first half revenues of $20.4 million is a record for the company and totals more than all but three of the company’s previous full fiscal years.

As compared to the first half of fiscal 2008, revenues have increased 31 percent. Gross profit was $10.3 million, up 28 percent. Operating income was $2.7 million, up 138 percent. Backlog at the end of March, 2019 was $14 million, up 51 percent. Led by strong domestic defense orders, revenues from Americas regions increased 60 percent to $17.8 million.

Regarding the delayed $4.7 million in fiscal 2018 shipments to Southeast Asia, we are reallocating finished goods to other customers. Reallocated shipments began in fiscal Q2 and will be largely complete in fiscal Q3.

The government funding issues of the Asia-Pacific country that delayed the shipments are resolving, and we expect to build and deliver these orders this year.

Fiscal first half bookings were $10.7 million, down about $1 million from the same period a year ago. The bookings for fiscal Q2 were impacted by a significant international navy order that we now expect to book in fiscal Q3. We anticipate record bookings in this fiscal year.

In the first half of FY ’19, we used $2.2 million to repurchase 788,000 shares at an average price of $2.75 per share. This includes the 200,000 share repurchase in fiscal Q2 under our new $5 million share buyback plan that went into effect on January 1st, 2019.

Based on our capital needs, the market price of our common stock and general market conditions. We will continue to repurchase shares under the $5 million share buyback plan.

Defense, law enforcement, public safety and emergency warning mass notification sales was strong in the first half and are expected to remain so in the second half of the fiscal year.

Genasys is providing industry leading emergency warning and public safety systems with this combined voice broadcast and siren systems with 60 to 360 degree coverage. The (indices’) best vocal clarity, highest pitch transmission index and largest area coverage.

Satellite communication and solar power option, geo-specific emergency messaging, (sensing) integration, and compatible with the major emergency warning protocols including FEMA’s Integrated Public Alert Warning System or IPAWS.

Remotely monitored and activated, Genasys Systems are the most flexible and easily configurable public warning and notification systems available.

Equipment for the first integrated Genasys public safety system consisting of voice broadcast, hardware and control software is shipping and is scheduled for installation this fiscal year under the first phase of a FEMA-funded public safety notification order announced last year.

The system is solar powered and has satellite connectivity to ensure continuous system’s operation when power or communication infrastructure fails. This is the first phase of what is expected to be a multi-phased program to provide emergency warning and critical notification to this region’s populated areas.

At the request of fire officials and emergency managers in California and other areas, we’re conducting ongoing demonstrations of our Genasys systems. One of these demonstrations resulting in a California city recently ordering satellite connected Genasys public safety systems replacing an existing system.

We are working several system opportunities in California in other domestic and international regions and expect to announce further orders this year.

We continue to work AHD opportunities with the Department of Homeland Security and U.S. Customs and Border Patrol Special Response teams. While DHS funding and political priorities remain uncertain, in Q2, we deliver initial orders to jurisdictions along the southern border and California and Texas.

Led by U.S. Army orders, our AHD business is providing the company a firm foundation for revenue growth. In fiscal Q2, we shipped the balance of the $11 million Army order of – record that we announced last August, which fulfilled approximately 20 percent of the total AHD program requirements.

We expect increased sales to other U.S. military organization and larger U.S. Army orders this fiscal year.

The recently announced French and other international Navy orders continues to validate the strategy to develop, to grow our U.S. Navy business from initial deliveries through developments throughout the U.S. fleet and 25 international navies.

We are using the same strategy to leverage our U.S. Army and National Guard business with international armed forces as demonstrated by the latest Canadian Army order.

In our fiscal second quarter, we delivered strong revenue, operating income, operating cash and ETFs. Record fiscal first half revenues and anticipated increases in bookings and backlog helped the company well positioned for profitability and record fiscal year revenues.

With that, I’ll turn it back over to Brian.

HARVEY: Thank you, Richard. We would now like to open up the conference call to questions. We encourage calls with questions to queue up with the operator as soon as possible so that there will be minimal lag time between each caller.

(Jim), could you please instruct the callers how to queue up with their questions?

OPERATOR: Certainly, Brian. And thank you, gentlemen, for your remarks.

If you would like to ask a question over your phones, please press star and one on your telephone keypad. Also a friendly reminder that if you're joining us today on the speakerphone, please return to your handset before pressing star and one to ensure that your signal does reach our equipment and also to provide the best audio quality for your question.

Once again, that is star and one on your telephone keypads. And we’ll pause for just a moment to give everyone a chance to signal us.

And we’ll take our first question from the phone sides from (Kevin Goley) with B. Riley FBR.

AMAN (ph): Hello? Can you hear me?

HARVEY: Hi, (Aman). This is Brian and Dennis and Richard. How are you?

AMAN (ph): Good, good, yes. And I think he got my name wrong. But OK. Yes, doing good.

Yes, I just wanted to sort of get a little bit color on the Genasys opportunity, specifically the one with the Californian city. Could you give us a bit more color on that? Is that largely a software play, or is there some hardware in there as well? Yes, any color on that would be great.

DANFORTH: Sure, (Aman). It’s both hardware and software. So the system is integrated with the Genasys software, of course. And it’s hardware replacing what was existing, sirens, in that particular area.

So the order provided the company obviously with revenue immediately, and it has a recurring revenue streams for both hardware and software license fees, and maintenance fees.

AMAN (ph): Got it. OK, that’s helpful.

And you mentioned the push out, the Southeast Asia contract, the 4.7. So is that something that’s sort of going to be going away, or that’s just going to be pushed a little further?

DANFORTH: No, it’s not going to go away. In fact, as recently as yesterday, we’ve met with the customer and the use of the money is budgeted and the program is funded. Frankly, using the existing finished goods inventory against the demands that was willing to take the product now, that was a decision we made in Q2. We expect to clean up this order and begin deliveries to that before the end of this year.

AMAN (ph): Got it. OK, that’s helpful.

And just looking at gross margins, it’s hovering around the – over the 50 percent mark for the last two quarters. Do you think that’s something you can maintain throughout the rest of the year?

DANFORTH: I do. Dennis?

KLAHN: Yes. And certainly, a this level of sales, that’s sort of achievable. Last year, I think that gross margin has declined a bit. But 50 percent-51 percent, that’s certainly right in the sweet spot.

AMAN (ph): Got it. OK, that’s helpful.

Last question from me. I guess on the M&A front, are you guys seeing anything interesting out there that would integrate nicely with your current platform?

DANFORTH: We’re always looking. There’s usually one or two on our radar screen all the time.

AMAN (ph): Got it. OK, thank you. That’s helpful. I’ll pass it on.

HARVEY: Thank you, (Aman).

OPERATOR: And once again, that is star and one if you would like to ask your questions on the phone.

We’ll go next to Ed Woo with Ascendiant Capital.

ED WOO: Yes, congratulations on the quarter. You guys had obviously a very strong growth in domestic. Do you think that that’s going to continue going forward, or do you think that with Genasys, you would be able to get more balance growth going forward?

DANFORTH: What you're saying, Ed, is the strength of the U.S. Army? Approximately $5 million of our revenue in this past quarter was through that U.S. Army contract.

We’ve seen growth internationally and domestically in both Genasys-related and non-Genasys-related. However, the strength of the Army has outpaced the strength of the growth in the other areas.

WOO: Right. And then going back to your backlog, just to clarify, you said the backlog was $14 million?

DANFORTH: That’s correct.

WOO: How important is backlog towards kind of a guide to what your future business? How much of your order is intra-backlog, or how much of it is termed within order?

DANFORTH: To answer the first question, backlog is very important. It is in fact a leading indicator of future revenues. Just to define it again, a backlog from us is defined as that which is turned into revenue within 12 months.

Typically, we can deliver – typically, our lead times will support delivering most of the backlog within the – at these level within the subsequent fiscal quarter.

WOO: Given your strong revenue growth, is there any issues with backlog because you're running out of capacity constraint?

DANFORTH: No.

WOO: OK, great. Well, thank you for answering my questions and good luck.

DANFORTH: Thank you.

HARVEY: Thank you, Ed.

OPERATOR: Our next question will come from (Lloyd Corton) with (Unique Investments). Sir, your line is open. Go ahead, please.

LLOYD CORTON (ph): Hi.  Hold on one second.  I’ll get off speaker.

Hi guys. I just got – pretty much anything I had has been answered already. But I think – Richard, you're there what, two years now?

DANFORTH: Almost three.

CORTON (ph): Oh well, anyway. I feel the difference in the company. You’ve been leading it and running it, you and your team. And thank you for the efforts you put in. And I'm looking forward to sustain growth going forward. And I just want to say thank you.

DANFORTH: Thank you for the kind words.

CORTON (ph): OK, buddy.

DANFORTH: Thanks.

CORTON (ph): I'm done.

OPERATOR: And also, to our phone audience, if you do find your question has been asked, you may remove yourself from the queue simply by pressing the pound key.

And we’ll go next to Scott Billeadeau with Walrus Partners. Your line is open, sir.

SCOTT BILLEADEAU: Hi guys.  Several of mine have been answered as well.  But just had a quick question.  Is there – what is the current focus of R&D or new development, or has it been – are you still focusing on integrating Genasys and so forth?  Maybe a little blurry by what you're doing there.

DANFORTH: So this is significant software effort. We released the first iteration of the combined LRAD Genasys software a couple of months ago. There is new and additional functionalities as it’s planned and scheduled out over the next several quarters.

So I’d say the focus right now is on software, software development, software releases. We still have hardware R&D going on, but there’s a bigger focus of software at this time.

BILLEADEAU: Great. And have – are those the things you're – can you sell those now, or are those being talked about in your discussions for what this product will be six months and 12 months and 18 months from now? Because yes, I assume once it’s installed, it can be software upgradable. Is that a fair assumption?

DANFORTH: Yes. So to answer your question, we’re selling it now. We sold it to that Caribbean nation that we talked about. We sold it to the California city we just spoke about, and we’re demonstrating it, selling it to potential customers around the world.

The functionality will almost never stop being developed though. It will just continue to feature it and then it’s a potential software upgrade path for revenue as well.

BILLEADEAU: Great. Thanks. Great quarter, guys, and thanks for the update. Appreciate it.

DANFORTH: Thank you.

HARVEY: You're welcome. Thanks Scott.

OPERATOR: And once again to our phone audience joining today, that is star and one if you would like to ask a question.

We’ll move next to Greg Weaver with Invicta Capital.

GREG WEAVER: Hi, afternoon.  Nice job

A couple of questions. Just confirming again the backlog is 14.9?

DANFORTH: No, it’s 14.

WEAVER: 14 even, all right.  And booking is backend into it is 3.1 million in the quarter?

DANFORTH: 4.0.

WEAVER: All right.  So do we expect a re-up from the Army, or is this going to be kind of a September thing again?

DANFORTH: Do we expect an Army order for the fiscal ’19? Historically, it’s been in Q4. Historically, the government hasn’t placed a budget on time which they did this year. So we’re hopeful that it might come in a little earlier.

WEAVER: OK.  From any kind of revenue bookings, it’s probably not for this fiscal year, at least in terms of revenue?

DANFORTH: It depends when it comes in. So if it comes in in September, it’s not going to be revenue. So we’ll see. We’ll see.

WEAVER: The Navy from the Southeast Asian customer, is that a potential revenue scenario for fiscal ’19?

DANFORTH: It is. Not in its entirety, for sure, but it certainly is.

WEAVER: OK, yes.  So begin deliveries.

And FEMA order phase one, is that fully recognized, shipped in the fiscal Q2?

DANFORTH: It’s not fully recognized. Shipping is taking place as we speak. All the equipment should leave or finally be gone out of this facility this month. It will transit to the island and then installations will begin thereafter.

As we said, we should be done with the installation in the first phase of the program this fiscal year.

WEAVER: I don’t know what the RevRec is on that, or how big it is.  But I guess have we recognized any yet, and I guess what’s left to go?

DANFORTH: No, not yet. We will recognize the revenue when the hardware ships from here. And then we’ll recognize the relevant revenue for the installation once the system is accepted by the customer.

Greg Weaver: OK. That’s in the $14 million backlog, obviously.

DANFORTH: Yes.

WEAVER: Great.  OK.  So just kind of where I'm going with all that, is it second half revenue in light of your strength comments in the press release.  Is that up versus the first half, or that’s just year over year you're talking about?

DANFORTH: The revenue I’ve talked about was first half versus first half, ’19 versus ’18.

WEAVER: So second half is versus year over year then?

DANFORTH: I didn’t comment on – I just comment that the second half should be good.

WEAVER: Yes.  Just trying to get more specificity.

DANFORTH: Yes, full year should be good.

WEAVER: Right.  Yes, your Q4 last year, it’s lay up going over that one

DANFORTH: OK.

WEAVER: And just lastly, I guess good job on the accounts receivable as you got it down 2 million sequentially.  I guess, so are you kind of hit your target DSOs at this point?

KLAHN: Yes, I mean we worked to smooth out the shipments so we could get shipments earlier in the year, earlier in the quarter. So we just could collect a little more timely.

Try not to ship – the biggest percentage of our revenues is still going to happen in the third month of the quarter. But we’re trying to smooth that out.

WEAVER: So you think you can do a little better in DSO even from where you are now?

KLAHN: In timing of orders and when customers want to order, but where we can, we are trying to pull that in earlier in each quarter.

WEAVER: Got you.  And as, Dennis, related is, on the inventory, that’s down some but still up fair amount.  It seems some of it has to do with Richard’s comments about the Southeast Asian guy.  But any kind of – what should we think about the total inventory levels are necessary or this revenue run rate?

KLAHN: They're probably in the 6 million range. We’re always looking to push the inventory values down. We don’t want to have too many parts. We want to make sure it constantly turns. We do have a wide breadth of products, so there’s a lot of different parts that go into so many different product lines. But the $5 million to $6 million range is where we’d like to be when we saw – obviously have a ways to go to achieve that.

The reallocation of the order from Southeast Asia will go quite a ways to helping get us to those targets.

WEAVER: OK.  Sounds like a good cash flow in the back half then.

So I guess this last question for me then, back to Richard, I guess, any comment on the – what you're doing on the sales force side, any news there in terms of hiring, or go to market for the Genasys-type solution?

DANFORTH: We’ll find a couple more sales folks in channels. And we’re on the road demonstrating Genasys hardware and public safety systems all the time now, around the world.

WEAVER: OK.  Thank you for the answers and best of luck.

DANFORTH: Thank you.

HARVEY: Thank you, Greg.

OPERATOR: And once again, to our telephone audience, if you do have a question or comment or a follow up on anything that’s been covered in today’s update, please press star and one on your telephone keypad.

We’ll take a follow up next from (Lloyd Corton) with (Unique Investments).

CORTON (ph): Hi guys. A question about Genasys, which I think has great potential going forward.

You're out there with your salespeople pushing it, I'm sure. And I’d like to – what kind of responses you're hearing from whether it be government, colleges, et cetera, et cetera? Can you share anything with us?

DANFORTH: It’s all very positive, (Lloyd). As I’ve mentioned in prior calls, our public safety systems offerings including Genasys, in the back on a Genasys with LRAD hardware, integrates the software-hardware solution that isn’t otherwise available in the marketplace. So it’s been well-received, very well-received.

CORTON (ph): Should we be anticipating some nice potential orders?

DANFORTH: Well, I am.

CORTON (ph): Yes, I mean I guess when you work with somebody, you get a feeling whether they're really interested and excited and whether they're going to buy or not eventually. You get that kind of feedback …

DANFORTH: We’re pleased with the activity. And we have to face – so we balance that with the reality of a long sales cycle. But we’re pleased with the activity and pleased with the response that we’ve received.

CORTON (ph): Great, thank you.

DANFORTH: Yes.

OPERATOR: And Mr. Harvey, we have no further questions from the phones at this time. I’ll turn it back to yourself and the leadership team for any additional or closing remarks.

HARVEY: Great. Thank you, (Jim). And thank you for participating in LRAD Corporation’s fiscal second quarter 2019 financial results conference call.

A replay will be available in approximately four hours through the same link issued on our April 23rd press release. Thank you. Have a good afternoon.

OPERATOR: Ladies and gentlemen, this does conclude today’s conference call. And we do thank you all for your participation. You may now disconnect your lines and we hope that you enjoy the rest of your day.

END